----------                                    U.S. SECURITIES AND EXCHANGE COMMISSION                   ----------------------------
 FORM 4                                             WASHINGTON, D.C. 20549                                     OMB APPROVAL
----------                                                                                              ----------------------------
// CHECK THIS BOX IF NO                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 OMB NUMBER:         3235-028
   LONGER SUBJECT TO                                                                                   EXPIRES:  SEPTEMBER 30, 1997
   SECTION 16. FORM 4 OR     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
   FORM 5 OBLIGATIONS MAY      Section 17(a) of the Public Utility Holding Company Act of 1935 or      HOURS PER RESPONSE ....  0.5
   CONTINUE. SEE                      Section 30(f) of the Investment Company Act of 1940              -----------------------------
   INSTRUCTION 1(b).
(Print or Type Responses)
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
1. Name and Address of Reporting Person   2. Issuer Name AND Ticker or Trading Symbol       6. Relationship of Reporting Person(s)
                                                                                               to Issuer (Check all applicable)
FIFE            JOHN                         UTAH RESOURCES INTERNATIONAL, INC./JTRS              Director             10% Owner
-----------------------------------------      ----------------------------------------           X                   X
(Last)          (First)        (Middle)                                                        ----                ----
                                                                                                  Officer (give        Other
c/o Inter-Mountain Capital Corp.          3. IRS or Social Security   4. Statement for          X          title   ----(specify
360 E. Randolph St., Suite 2402              Number of Reporting         Month/Year            ----        below)       below)
-----------------------------------------      Person (Voluntary)            12/98             President, CFO, CEO, Chairman of the
            (Street)                                                     --------------        Board
                                                36-4075407            5. If Amendment,       7. Individual or Joint/Group Filing
Chicago, Illinois 60601                                                  Date of Original      (Check Applicable Line)
-----------------------------------------                                  (Month/Year)      X  Form filed by One Reporting Person
(City)   (State)  (Zip)                                                                      --
                                                                                             -- Form filed by More than One
                                                                                                Reporting Person
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                         TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security         2. Trans-       3. Trans-      4. Securities Acquired (A)   5. Amount of    6. Owner-    7. Nature
   (Instr. 3)                   action          action         or Disposed of (D)           Securities      ship         of In-
                                Date            Code           (Instr. 3, 4 and 5)          Beneficially    Form:        direct
                                                (Instr. 8)                                  Owned at        Direct       Bene-
                                (Month/                                                     End of          (D) or       ficial
                                 Day/         ----------------------------------------      Month           Indirect     Owner-
                                 Year)                                                                      (I)          ship
                                             Code    V        Amount    (A) or Price        (Instr. 3       (Instr. 4)   (Instr. 4)
                                                                                            and 4)
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Common, $.10 par
value Stock                   9/21/98         P      V            2,000    A     $ .875        16,000         D
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Common, $.10 par
value Stock                   10/7/98         P      V            2,100    A     $ .875        18,100         D
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Common, $.10 par
value Stock                  12/11/98         P                  35,593    A     $1.05         53,693         D
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                                                                                            1,275,912         I          by Inter-
                                                                                                                         Mountain
                                                                                                                         Capital
                                                                                                                         Corporation

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                     SEC 1474 (7-96)

FORM 4 (CONTINUED)            TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                     (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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
1. Title of Derivative Security    2. Conver-     3. Trans-     4. Transac-     5. Number of Deriv-        6. Date Exer-
   (Instr. 3)                         sion or        action        tion Code       ative Securities Ac-       cisable and Ex-
                                      Exercise       Date          (Instr. 8)      quired (A) or Dis-         piration Date
                                      Price of       (Month/                       posed of (D)               (Month/Day/
                                      Deriv-          Day/                         (Instr. 3, 4, and 5)       Year)
                                      ative           Year)
                                      Security
                                                                                                            --------------------
                                                                                                             Date       Expira-
                                                                ----------------------------------------     Exer-      tion
                                                                                                             cisable    Date

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
7. Title and Amount of Under-     8. Price of     9. Number of       10. Ownership       11. Nature of
   lying Securities                  Derivative      Derivative          Form of             Indirect
   (Instr. 3 and 4)                  Security        Securities          Derivative          Beneficial
                                     (Instr. 5)      Beneficially        Security:           Ownership
                                                     Owned at End        Direct (D) or       (Instr. 4)
                     Amount or                       of Month            Indirect (I)
Title                Number of                       (Instr. 4)          (Instr. 4)
                     Shares
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Explanation of Responses:




                                                                              /s/    John Fife                        1/6/99
                                                                            ----------------------------------  --------------------
                                                                            John Fife
**Intentional misstatements or omissions of facts constitute                **Signature of Reporting Person          Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                                                              Page 2
                                                                                                                     SEC 1474 (7-96)
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